December 17, 2012

Dear ___,

Nothing happens as fast as we want it to, but I am pleased to be back in touch with you with the news that NW Bio has now been listed to trade on NASDAQ, cleaned up its balance sheet with the retirement of over $35 million in debt, and completed the first $13.8 million phase of its longer term financing program.

To mark the achievement of these multiple milestones, Linda Powers, our CEO, will be ringing the opening NASDAQ Bell tomorrow morning, Tuesday December 18, 2012 as outlined in the attached press release. This ceremony and remarks will be broadcast live on the WEB at the link identified in the attached press release. We wanted to be sure that you were aware of these developments as well as the viewing opportunity.

With the NASDAQ listing, we are hopeful that a broader range of investors can now take note of our multi-continent approach to the development of our immune therapy vaccine, DCVax, for all solid tumor cancers.

With this fund raising completed, we can now be more directly in touch with you concerning updates on the various key milestones along that accelerating effort.

Stay tuned.............

Thanks for your continuing support and patience.

Sincerely,

Leslie J. Goldman

Senior Vice President for Business Development